UNITED STATES
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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
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NGP Capital Resources Company

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NGP Capital Resources Company Announces Adjournment of 2014 Annual Meeting

Houston, Texas, September 29, 2014 (GLOBE NEWSWIRE) – NGP Capital Resources Company (NASDAQ: NGPC) (the “Company”) announced today that the Company’s 2014 Annual Meeting of Stockholders scheduled for, and convened on, Monday, September 29, 2014, was adjourned to Tuesday, September 30, 2014 at 2:00 p.m., local time, at the offices of Thompson & Knight LLP at 333 Clay Street, Suite 3300, Houston, Texas 77002. The annual meeting has been adjourned in order to allow additional time to solicit votes with respect to the proposal to approve the proposed investment advisory agreement, pursuant to which Oak Hill Advisors, L.P. (“OHA”) would be appointed as the new investment advisor of the Company.

During the period of the adjournment, the Company will continue to solicit proxies from its stockholders with respect to the proposals set forth in the Company's proxy statement filed with the Securities and Exchange Commission (the “SEC”) on August 25, 2014. Proxies previously submitted in respect of the meeting will be voted at the adjourned meeting unless properly revoked.

The Company’s proxy statement and definitive additional materials filed with the SEC remain unchanged. The record date for stockholders entitled to vote at the annual meeting remains the close of business on August 20, 2014.

YOUR PARTICIPATION IS IMPORTANT – PLEASE VOTE TODAY!

The Company urges stockholders who have not yet voted to vote “FOR” the proposal to approve the proposed investment advisory agreement, pursuant to which OHA would be appointed as the new investment advisor of the Company, “FOR” the director nominee and “FOR” each of the other proposals today. For purposes of the proposals (i) to approve the proposed investment advisory agreement, pursuant to which OHA would be appointed as the new investment advisor of the Company and (ii) to elect the director nominee, NOT VOTING is the same as a vote AGAINST such proposals.

The stockholders may vote by Internet at www.voteproxy.com, by telephone at 1-800-PROXIES (1-800-776-9437), or by returning a properly executed proxy card previously mailed to the stockholders. Stockholders who need assistance voting their shares should contact the Company’s proxy solicitor, Alliance Advisors, LLC, toll-free at 877-777-8133.

About NGP Capital Resources Company

NGP Capital Resources Company is a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. We principally invest in private companies and from time to time, we may also invest in public companies. We invest primarily in senior secured and mezzanine loans according to our business plan and in some instances receive equity interests in portfolio companies in connection with such investments. Our manager is NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management (“NGP ECM”). Founded in 1988, NGP ECM is a premier investment franchise in the natural resources industry, which together with its affiliates has managed approximately $13 billion in cumulative committed capital since inception. NGP ECM’s investment platform includes Natural Gas Partners, NGP Global Agribusiness Partners, NGP Capital Resources Company and NGP Energy Technology Partners, L.P. More information can be found at www.ngpenergycapital.com.

About Oak Hill Advisors, L.P.

Oak Hill Advisors, L.P. is a leading independent investment firm specializing in high yield bonds, leveraged loans, direct lending, distressed investments, mortgage strategies and corporate structured products throughout the United States and Europe. OHA manages credit hedge funds, long-only funds, distressed funds, other specialty credit funds and customized mandates. The firm employs a fundamental value-oriented strategy focused on credit analysis, relative value analysis, risk-adjusted return generation, loss avoidance and active risk management that has been in place for more than two decades. More information can be found at www.oakhilladvisors.com.

Additional Information and Where to Find It

A copy of the definitive proxy statement of the Company was filed with the SEC on August 25, 2014. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTIONS. Investors and security holders may obtain a free copy of the definitive proxy statement and other relevant documents filed by the Company with the SEC at the SEC’s website at www.sec.gov or under the Investor Relations section of the Company’s website at www.ngpcrc.com.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transactions. Information concerning the interests of the Company’s participants in the solicitation is set forth in the Company's definitive proxy statement relating to the proposed transactions.

Forward-Looking Statements

This press release may contain forward-looking statements. We may use words such as “anticipates,” “believes,” “intends,” “plans,” “expects,” “projects,” “estimates,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing or likelihood of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, regulatory factors, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the SEC.

You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update our forward-looking statements made herein, unless required by law.